Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 10, 2025 relating to the financial statements of Inflection Point Acquisition Corp. IV (f/k/a Bleichroeder Acquisition Corp. I), as of December 31, 2024 and for the period from June 24, 2024 (Inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

January 14, 2026